Exhibit 10.19

June 30, 2015

Earl (Skip) E. Sands M.D.

[***]

Via email:    [***]

Dear Skip:

It is with great pleasure that Selecta offers you full-time employment with Selecta Biosciences, Inc. (“Selecta”) in the position of Chief Medical Officer reporting directly to Werner Cautreels, CEO. The complete terms and conditions of your employment are in the attached Employment Agreement. We would like for you to join us on Wednesday, July 1, 2015.

As a full-time employee of Selecta it is expected that you will dedicate your professional time, attention, and efforts to the business, technology, and affairs of Selecta. In return, you shall be paid a salary on a bi-weekly basis in the amount of $10,769.23 which is equivalent to $280,000 annually, less deductions and withholdings. This position is considered an exempt position for purposes of federal and state law, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given workweek.

You will also be eligible for an annual performance bonus up to 25% of your base annual salary contingent upon satisfaction of performance goals, which shall be determined by the Compensation Committee at the beginning of each year calendar.

As an opportunity for you to share in the long-term success of Selecta, we intend to recommend to the Board of Directors that you be granted an incentive stock option to purchase 400,000 shares of Selecta’s common stock (the “Option”) at a purchase price equal to the fair market value, (as determined by the Board of Directors), on the date of the grant. Your Employment Agreement details the terms and conditions related to the stock options.

Your employment at all times will be “at-will”, meaning that you are not being offered employment for a definite period and that either you or Selecta may terminate the employment relationship at any time for any reason.

As a condition of your at-will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Driver’s License, US Passport). We will not be able to employ you if you fail to comply with this requirement.

480 Arsenal Street, Building One • Watertown, MA 02472 • tel: +1.617.923.1400 • fax: +1.617.924.3454

www.selectabio.com

Selecta maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

By accepting this offer, you represent that you are subject to no agreements which might restrict your conduct at Selecta except for those listed as part of the Employment Agreement ; and that you understand that if you become aware at any time during your employment with Selecta that you are subject to any agreements which might restrict your conduct at Selecta, you are required to immediately inform Selecta of the existence of such agreements or your employment by Selecta shall be subject to immediate termination.

This letter, together with the Employment Agreement and Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement will constitute the entire agreement as to your employment relationship with Selecta. In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

This offer will expire at 5:00 p.m. Wednesday, July 1, 2015. Please indicate your acceptance of this offer by signing and returning this letter, the attached Employment Agreement, and the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

Skip, I am looking forward to having you join the Selecta team!

Sincerely,

SELECTA BIOSCIENCES, INC.

/s/ Werner Cautreels
Werner Cautreels
CEO

Accepted by:

/s/ Earl E Sands, M.D.
Earl E Sands, M.D.

Date: June 30 , 2015

Enclosures:

•      Employment Agreement

•      Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement

•      I-9 Acceptable documents

•      Benefits Summary